Exhibit 10.1

FIRST AMENDMENT TO LICENSE AGREEMENT

THIS FIRST AMENDMENT TO LICENSE AGREEMENT (the “Amendment”) is entered into as of May 17, 2017 (the “Amendment Effective Date”), by and between Eli Lilly and Company, an Indiana corporation, having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285, (“Lilly”) and United Therapeutics Corporation, a Delaware corporation, having its principal place of business at 1040 Spring Street, Silver Spring, Maryland 20910 (“United Therapeutics”).  Lilly and United Therapeutics are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Lilly and United Therapeutics are parties to that certain License Agreement dated as of November 14, 2008 (the “License Agreement”);

WHEREAS, United Therapeutics desires to amend the License Agreement to extend its exclusive license to market, promote and commercialize tadalafil, solely under the brand name Adcirca®, for the treatment of pulmonary hypertension; and

WHEREAS, the Parties desire to amend the License Agreement to reflect the Parties’ agreement with respect to certain terms and conditions as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.                                      Article 1 Definitions.  Article 1 is amended to amend or add the following definition:

1.3  “Applicable Law” is amended by adding to the end of the current definition, the following:  “In addition, Applicable Laws shall include Privacy Laws.”

1.63 “Increased Royalty Effective Date”  shall mean:

(a)                                 initially, December 1, 2017; and

(b)                                 in the event that Lilly prevails in Appeal #17-1017 and/or #17-1018 in the United States Court of Appeals for the Federal Circuit between ICOS Corporation — Appellant and Actelion Pharmaceuticals Ltd. - Appellee regarding the validity of U.S. Patent Nos. 6,821,975 (expiring November 19, 2020) (“975”) and 7,182,958 (expiring April 26, 2020) (“958”), then the Increased Royalty Effective Date shall automatically be delayed and extended until the later to occur of (i) the expiration, lapse, abandonment or invalidation of the last claim of 975 and/or 958 covering the Commercialization of the Product in the Field in the Territory; and (ii) expiration of any government-conferred exclusivity respecting the use of the Product in the Field in the Territory.  Lilly will not have any obligation to appeal any decision in Appeal #17-1017 and/or #17-1018 to the

United States Court of Appeals for the Federal Circuit en banc or to the United States Supreme Court.

1.64 “Privacy Laws” shall include, but not be limited to, a) the Health Insurance Portability and Accountability Act of 1996, as amended, and the implementing rules and regulations thereof, including the Privacy Rule, Security Rule, and Breach Notification Rule and all amendments to and further regulations thereof (collectively, “HIPAA”); b) Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data, as amended, updated or repealed from time to time, and any implementing, derivative or related national legislation, rule, or regulation enacted thereunder by any EU Member State subject to its jurisdiction as well as the European General Data Protection Regulation (Regulation (EU) 2016/679), when it becomes applicable; and c) Section 5 of the United States Federal Trade Commission Act, including the regulation of deception and unfairness in consumer practices.

2.                                      Section 3.4(b) Operating Principles. Meetings.  Section 3.4(b) is hereby deleted in its entirety and replaced with the following:

The JSC shall hold meetings at such times and at such locations, including telephonically, as requested by either of the Parties.  Other employees of each Party (including the Alliance Managers, as defined in Section 3.5(a)) involved in the Development, manufacture, or Commercialization of the Product in the Field in the Territory may attend the meetings of the JSC as nonvoting participants, and, with the consent of each Party, consultants, representatives, or advisors involved in the Development, manufacture, or Commercialization of the Product may attend meetings of the JSC as nonvoting observers; provided that such Third Party representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of each Party and that there are at least as stringent as those set forth in ARTICLE 11; and provided that the term of such obligations may be reduced by mutual agreement of the Parties so as to be commercially reasonable based on the circumstances.  Each Party shall be responsible for all of its own expenses associated with participating in the JSC.

3.                                      Section 7.2 Royalty Payments.  Effective upon the Increased Royalty Effective Date, Section 7.2 shall be deleted in its entirety, renamed “Royalty Payments and Milestones” and replaced with the following:

(a)                                 In consideration for the rights granted to United Therapeutics under this Agreement to continue to market, promote and commercialize the Product in the Field and the Territory and the rights with respect to use of the Lilly Product Marks and Corporate Marks of Lilly and the supply of the Product under the Manufacturing and Supply Agreement, United Therapeutics shall pay Lilly a ten percent (10%) royalty on Net Sales (“Royalty”) and the corresponding non-refundable (except pursuant to Section 7.2(b)) milestone payments on Net Sales (“Milestones”) during the Term:

Sales Milestones for Product	Milestone Payment (U.S.)
For each One Million Dollars ($1,000,000) in Net Sales during the Calendar Year	$325,000

Milestones per quarter will be calculated based upon year to date Calendar Year Net Sales minus Milestones paid in prior Calendar Quarters.  Milestones shall be paid quarterly as set forth in Section 7.3.

For purposes of illustration, if Net Sales in the first quarter of 2018 were $45,999,444, in the second quarter were $60,265,456 in the third quarter were $35,756,899 and in the fourth quarter were $41,236,899, the royalty and milestones would be computed as follows:

Sales	A 10%	YTD Sales	# of Millions YTD	Payment/Million	Cum Payment	Previous Paid	B Net Milestones	Net Payments = A + B
$45,999,444	$4,599,944	45,999,444	45	$325,000	14,625,000		14,625,000	$19,224,944
$60,265,456	$6,026,546	106,264,900	106	$325,000	34,450,000	(14,625,000)	19,825,000	$25,851,546
$35,756,899	$3,575,690	142,021,799	142	$325,000	46,150,000	(34,450,000)	11,700,000	$15,275,690
$41,236,899	$4,123,690	183,258,698	183	$325,000	59,475,000	(46,150,000)	13,325,000	$17,448,690

$183,258,698							$59,475,000	$77,800,870

In the event United Therapeutics receives any non-monetary consideration in connection with the sale of the Product, United Therapeutics’ payment obligation under this Section 7.2 shall be based on the fair market value of such other consideration.  In such case, United Therapeutics shall disclose to Lilly the terms of any such arrangement, and the Parties shall endeavor in good faith to agree on the fair market value of the consideration received by United Therapeutics under such arrangement.

(b)                                 In the event the initial Increased Royalty Effective Date is extended in accordance with Section 1.63(b), then any royalties and milestone payments already paid by United Therapeutics to Lilly under Section 7.2(a) in excess of the royalties that would have been payable prior to the extended Increased Royalty Effective Date (i.e., 5% of Net Sales) shall be refunded to United Therapeutics within thirty (30) days, and the original Section 7.2 of the Agreement shall be restored until the extended Increased Royalty Effective Date occurs.

4.                                      Section 7.3 Payments and Reports.  Effective upon the Increased Royalty Effective Date, Section 7.3(b) shall be deleted and replaced with the following:

United Therapeutics shall provide a report to Lilly within thirty (30) days after the end of each Calendar Quarter that summarizes Net Sales (year to date and Calendar Quarter), including, if applicable, the fair market value of all non-monetary consideration received by United Therapeutics in exchange for the Product, and contains detailed information regarding the calculation amounts due to Lilly pursuant to Section 7.2, including the allowable deductions in the calculation of Net Sales, in a manner sufficient to enable Lilly to determine amounts due to Lilly under Section 7.2 (“Net Sales Report”).  United Therapeutics will mail the Net Sales Report to the attention of: Eli Lilly and Company, Lilly Royalty Administration in Finance, Drop Code 1064, Lilly Corporate Center, Indianapolis, Indiana 46285.  Contemporaneously with the delivery of each Net Sales Report, United Therapeutics shall make all payments due to Lilly pursuant to Section 7.2 with respect to the Calendar Quarter by wire transfer in immediately available funds in accordance with the terms of Section 7.5.

5.                                      Section 8.4 OTC, Generic and Competitive Rights.  Section 8.4 is hereby deleted in its entirety and replaced with the following.

During the Term, United Therapeutics will have no right under the terms of this Agreement with respect to (i) over-the-counter Commercialization of Product, or (ii) sell any non-branded generic version of the Product or Compound in the Field in the Territory.  Any development of a Competitive Product using the Product, Lilly Know-How, Lilly Patents and/or Lilly Product Marks in the Field in the Territory requires Lilly’s approval and the Parties would discuss in good faith modifications, if any, to the Royalty and/or Milestones.

6.                                      Section 11.7 Patient Information.  Section 11.7 is hereby deleted in its entirety and replaced with the following:

The Parties shall abide by Applicable Laws when undertaking all activities and obligations set forth in this Agreement, including undertaking all Commercialization and Development activities in compliance with Privacy Laws, and protecting patients’ protected health information, as defined by HIPAA.  The Parties shall also obtain all necessary authorizations and consents from data subjects in compliance with Applicable Laws and to enable the use and disclosure of personal information of the data subjects as contemplated by this Agreement, including exchange and sharing of personal information among the Parties.

7.                                      Section 13.1 Term.  Section 13.1 is hereby deleted in its entirety and replaced with the following:

Unless earlier terminated in accordance with the terms of this ARTICLE 13, the term of this Agreement shall begin on the Effective Date and will continue until the latest of: (a) the expiration, lapse, cancellation, abandonment or invalidation of the last Valid Claim covering the Commercialization of the Product in the Field in the Territory; (b) expiration of any government-conferred exclusivity respecting the use of the Product in the Field in the Territory; or (c) December 31, 2020 (the “Term”).

8.                                      Section 13.2 Unilateral Termination by United Therapeutics.  Subsection 13.2 is hereby deleted in its entirety, renamed “Mutual Termination” and replaced with the following:

Either Party shall have the right to terminate this Agreement at any time during the Term upon six (6) months prior written notice to the other Party.

8.                                      Section 13.5 Consequences of Expiration or Termination.  Subsection (a) of Section 13.5 is hereby deleted in its entirety and replaced with the following:

(a)                                 Upon Expiry of the Term Pursuant to Section 13.1.  All United Therapeutics Confidential Information shall be subject to Section 13.5(e).

9.                                      Section 13.6 Survival.  Subsection (b) of Section 13.6 is hereby deleted in its entirety.

10.                               Full Force and Effect.  Except as specifically modified or amended by the terms of this Amendment, the License Agreement and all provisions contained therein are, and shall continue, to be in full force and effect and are hereby ratified and confirmed.

11.                               Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be bound hereby, have executed this Amendment by their duly authorized representatives as of the Amendment Effective Date.

ELI LILLY AND COMPANY		UNITED THERAPEUTICS CORPORATION

By:	/s/ David A. Ricks	By:	/s/ Michael Benkowitz

Name:	David A. Ricks	Name:	Michael Benkowitz

Title:	President & Chief Executive Officer	Title:	President & Chief Operating Officer